EXHIBIT 10.1




                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the 27th day of June, 1996, by and between XPEDITE SYSTEMS, INC., a Delaware corporation (the "Company"), and Robert S. Vaters ("Executive").

     WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to provide such services to the Company for said period, upon the terms and conditions hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Services Provided. The Company agrees to utilize the services of Executive, and Executive agrees to provide such services, for the period stated in Paragraph 2 hereof and upon the other terms and conditions herein provided.

     2. Term and Duties.

          (a) Term of Agreement. The term of this Agreement will commence as of June 27, 1996, and will continue through June 26, 1997. On June 27 of each year (the "Anniversary Date") commencing with June 27, 1997, this Agreement will be automatically renewed for a new one-year term commencing on such Anniversary Date unless either the Company or Executive notifies the other in writing, no later than ninety (90) days prior to the Anniversary Date, that it does not intend to renew this Agreement. If the Company notifies Executive that it does not intend to renew this Agreement, such notice will be considered an Event of Termination as defined in Paragraph 5 herein, and benefits will be payable to Executive as specified in such Paragraph 5.

          (b) Termination Prior to Expiration of the Term. This Agreement may also be terminated prior to the end of the initial term or any renewal term hereof. However, benefits may be payable to Executive as specified in Paragraph 5 upon such termination.




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          (c) Duties. During the period of his employment hereunder, Executive shall serve as Chief Financial Officer, Executive Vice President-Finance and Secretary of the Company, or as otherwise directed by the Board of Directors or the Chief Executive Officer of the Company (in a manner consistent with Executive's senior executive position with the Company). Except for illness, vacation periods, and reasonable leaves of absence, Executive shall devote all of his business time, attention, skill, and efforts to the faithful performance of his duties in said offices, and will use his best efforts to further the Company's business interests; provided, that Executive shall be entitled to serve as a member of the board of directors of Rockford Industries, Inc., and any committee thereof, as long as such service does not materially interfere with the performance of Executive's duties hereunder.

     3. Compensation and Reimbursement of Expenses.

          (a) Compensation. For all services rendered by Executive to the Company during the term of this Agreement, the Company shall pay Executive a base salary of $175,000 per year (the "Base Salary"); plus a discretionary annual bonus of up to 35% of the Base Salary (the "Bonus"), which in any case shall be calculated taking into account criteria substantially identical to those considered in calculating the bonus of the Chief Executive Officer of the Company. The amount of the Bonus shall be determined by the Board of Directors of the Company (or by a committee designated by the Board of Directors), taking into account the performance of Executive and the Company during the year in respect of which the Bonus is payable. The Base Salary shall be paid in accordance with the Company's normal payroll procedures. The Bonus shall be payable at or as soon as practicable after the end of each calendar year (generally after completion of the annual audit), in cash. The Base Salary shall be reviewed annually to determine any appropriate increases thereto, based on Executive's performance in carrying out his responsibilities under this Agreement.

          (b) Reimbursement of Expenses and Administrative Support. The Company shall pay or reimburse Executive, upon the presentation of appropriate documentation of such expenses, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement, consistent with Executive's senior executive position with the Company. The Company further agrees to furnish Executive with office space and administrative support, and any other assistance and accommodations as shall


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     be reasonably required by Executive in the performance of his duties under this Agreement.

          (c) Automobile Allowance. The Company agrees to pay to Executive an automobile allowance of $1200 monthly plus reimbursement for gasoline, automobile maintenance and reasonable and customary automobile casualty and liability insurance expenses (the "Car Allowance") during the term of this Agreement.

          (d) Other Compensation. The compensation and stock options detailed in Paragraphs 3(a) and 3(e) hereof (collectively, the "Compensation"), may be enhanced at the discretion of the Company under the following conditions:

               (i) Exceptional performance by Executive which significantly contributes to the success of the Company may be compensated by a special bonus and/or a special grant of stock or stock options.

               (ii) Executive may be able to participate in future employee stock option and other benefit and welfare plans.

          (e) Stock Options. Executive has been granted on the date hereof options under the Company's 1996 Incentive Stock Option Plan (the "1996 Plan") to purchase 80,000 shares of the Company's common stock. In respect of such options, the provisions of Section 6.7 of the 1996 Plan are hereby incorporated herein by reference, as if such provisions were set forth herein at length, and Executive shall be entitled to the benefits and subject to the terms of such Section 6.7. Executive shall be entitled to be issued an additional 20,000 shares of the Company's common stock pursuant to the Company's 1996 Contingent Stock Plan under the circumstances set forth in such Contingent Stock Plan; provided, that, subject to changes in such Contingent Stock Plan which effect all participants therein, such Contingent Stock Plan shall contain the terms set forth in Exhibit A attached hereto.

          (f) Vacation. Executive shall be entitled to vacation of at least three (3) weeks per calendar year during the first ten (10) years of this Agreement and four (4) weeks per calendar year thereafter.

          (g) Deductions. All payments made under this Agreement shall be subject to such deductions at the source as from time to time may be required to be made pursuant to any law, rule, regulation or order.


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     4. Participation in Benefit Plans.

          (a) In addition to the payments provided in Paragraphs 3 and 5 hereof, Executive shall be entitled to participate, during the term of this Agreement, in the Company's benefit programs, including but not limited to group hospitalization, health, dental care, retirement or pension plan, life insurance, disability, 401(k), or other present or future group employee benefit plans or programs of the Company for which key executives are or shall become eligible (collectively, the "Benefit Plans"), on the same terms as other key executives of the Company. The Company further agrees to supplement any life insurance otherwise provided under the foregoing provisions with a "split-dollar" life insurance policy for the benefit of Executive's named beneficiaries in a face amount equal to $500,000, on the same terms as such life insurance is provided for other senior executives of the Company.

          (b) In the event that Executive shall, by reasons of illness or mental or physical disability or incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company, the payments of Base Salary specified in Paragraph 3(a) hereof shall continue for a period of one hundred eighty (180) days (the "Continuation Period"), after the date (the "Cessation Date") on which Executive ceases to perform his duties and responsibilities required to be performed by him on behalf of the Company pursuant hereto. Such payments of Base Salary, and the Company's obligation to pay Executive the Base Salary, shall terminate at the end of the Continuation Period; provided, however, that such payments shall be resumed upon the resumption by Executive of his activities on behalf of the Company pursuant hereto.

     5. Payments to Executive Upon Termination of Agreement.

          (a) Termination. Upon the occurrence of an Event of Termination (as hereinafter defined) during the term of this Agreement, the provisions of this Paragraph 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

               (i) The termination by the Company of this Agreement for any reason (including, but not limited to, the Company's election pursuant to Paragraph 2(a) hereof not to renew this Agreement) other than a breach


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          by Executive of this Agreement as described in Paragraph 6 hereof;

               (ii) Executive's termination of this Agreement, pursuant to:

                    A. A material adverse change by the Company of the then
               applicable Base Salary, Car Allowance and Benefits payable to Executive or the then applicable opportunity to be paid a Bonus hereunder (other than in connection with such a change which is applicable to all members of the Company's senior management), and any such material change shall be deemed a continuing breach of this Agreement;

                    B. A merger (other than a merger in which the Company is the surviving corporation) or consolidation of the Company with or into another entity; a sale of all or substantially all of the assets of the Company; or a liquidation or dissolution of the Company, but only to the extent Executive is not offered comparable or superior employment and compensation by the purchaser or surviving corporation (in the case of a merger, consolidation or sale); or

                    C. Any breach in any material respect of this Agreement by the Company.

     Upon the occurrence of any event described in clauses A, B, or C above, Executive shall have the right to elect to terminate this Agreement, upon not less than thirty (30) days prior written notice to the Company given within a reasonable period of time not to exceed, except in case of a continuing breach, three (3) calendar months after the event giving rise to Executive's right to terminate this Agreement.

          (b) Continuation of Payments. Upon the occurrence of a termination of this Agreement pursuant to an Event of Termination, the Company shall pay to Executive the Base Salary and Car Allowance described in Paragraph 3 hereof (collectively, the "Severance Payments"). Such payments shall commence on the first day of the month following the month in which such termination occurs and shall continue for twelve (12) months thereafter (the "Severance Period"). Upon the occurrence of a termination of this Agreement pursuant to an Event of Termination, Executive shall continue to participate,


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     at the expense of the Company, in the Benefit Plans during the Severance
     Period.

          (c) Reduction in Severance Payments for New Employment. If Executive becomes employed, other than with the Company, after a termination of this Agreement pursuant to an Event of Termination, but prior to the end of the Severance Period, any salary received by Executive as a result of such employment will be subtracted from any payments due to Executive from the Company under Paragraph 5(b) hereunder; provided, that (i) no such subtraction shall be made for any compensation paid to Executive in connection with (A) Executive's service as a director of Rockford Industries, Inc. or (B) consulting services provided by Executive in his individual capacity and (ii) any such subtraction shall be reduced by the amount of out-of-pocket expenses incurred by Executive in his job search. Executive shall promptly notify the Company of any such employment and the compensation payable to Executive pursuant thereto. Executive shall be under no duty or obligation to mitigate the Company's obligations to him hereunder.

     6. Termination for Breach by Executive.

          (a) Executive shall be considered in breach of this Agreement, and the Agreement shall be subject to termination by the Company, in the following circumstances:

               (i) Willful disobedience of lawful instructions (which instructions are consistent with the terms of this Agreement) of the Chief Executive Officer of the Company or its Board of Directors by Executive which continues after the Executive has been given written notice of and a reasonable opportunity to cure such disobedience; or

               (ii) Executive shall be grossly negligent or engage in willful misconduct in the performance of his duties hereunder; or

               (iii) Conviction of Executive of any illegal act made or undertaken in carrying out his duties on behalf of the Company, any crime involving the property of the Company or any felony; or

               (iv) If Executive shall die.

          (b) In the event the Company elects to terminate this Agreement pursuant to Paragraph 6(a), the


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     Company shall give a thirty (30) day written notice of termination to
     Executive setting out, in detail, the reasons for such termination. Upon the expiration of such thirty (30) day notice period this Agreement shall be wholly terminated subject to the payment to Executive of any Compensation or other amounts owing as at the date of such termination.

     7. Ownership.

          (a) Executive hereby covenants and agrees that, during the continuance of his employment hereunder, all rights, title and interest in and to any intellectual or industrial property, including without limitation, all works, ideas, processes, systems, and improvements to or relating to the Company's operations (collectively, the "Improvements"), that are created or suggested by Executive in connection with his duties at the Company, and each of them, together with all patents and trademarks therein, if any, shall be and remain the exclusive property of the Company and of the Company's assignees and successors.

          (b) Executive hereby covenants and agrees to fully disclose all such Improvements, as and when such are created and shall promptly upon the Company's request, and without further consideration other than that provided for herein, but at no expense to Executive, make all such applications, execute all such papers, and do all such things as may be necessary or desirable so that the property rights with respect to such Improvements shall vest in the Company and so that the Company may obtain, own and exploit, for its own benefit, letters patent and other property rights with respect to such Improvements in all and any countries.

     8. Confidential Information.

          (a) Executive shall not, either during the term of this Agreement or at any time thereafter, disclose any confidential or proprietary information of the Company or any of its affiliates to any person or entity other than the employees, officers and directors of the Company, and the Company's auditors and counsel, and shall not use for his own purposes or for any purpose other than the purposes of the Company any confidential or proprietary information of the Company or any of its affiliates which Executive may possess. "Confidential or proprietary information" shall mean business or customer information (including, without limitation, customer lists, pricing information, commission arrangements, system designs and computer programs) and other information


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     which is not known or generally available from sources outside the Company or its affiliates.

          (b) Upon termination of this Agreement, all documents, records, notebooks and similar repositories of confidential or proprietary information, including all copies thereof, then in Executive's possession, whether prepared by Executive or others, will be left with the Company.

     9. Non-Competition.

          (a) During the term of this Agreement and during the Severance Period, Executive shall not, without the written permission of the Company, alone or with others, directly or indirectly, solicit or hire the services of any employee, consultant or director of the Company for Executive's own purposes or for any other person or persons, partnership, firm, association, syndicate, company or corporation engaged in or concerned with or interested in a business similar to or competitive with that conducted by the Company or any of its affiliates now or at any time during the term of this Agreement. Executive also shall not, without the express prior written permission of the Company, during the term of this Agreement or during the Severance Period, alone or with others, directly or indirectly, engage in any such business for his own account or become interested therein (excluding any passive investment in less than 2% of the outstanding securities of any publicly traded company), directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, lender, trustee or in any relation or capacity whatsoever. Executive also shall not, without the express prior written permission of the Company, during the term of this Agreement or during the Severance Period, alone or with others, directly or indirectly, solicit (on behalf of any organization which is competitive with the Company) any customer of the Company that was a customer of the Company during the term of this Agreement or during the Severance Period, it being understood and agreed that each of the above combinations of time and area shall be severable.

          (b) The Company and Executive agree that if a court of competent jurisdiction shall limit, restrict or otherwise change the scope, geographical area or time period referred to in Paragraph 9(a) hereof, that the limited, restricted or changed scope, geographical area or time period determined by such court shall, for the purposes of such Paragraph, be deemed to be the scope, geographical area and/or time period referred to in such Paragraph as if they were the


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     original scope, geographical area and time period set out therein.

          (c) Notwithstanding the provisions of Paragraph 9(a) herein, the provisions of such Paragraph 9(a) shall be considered voided upon a termination of this Agreement pursuant to the provisions of Paragraph 5(a), except if such termination is as a result of notice by the Company not to renew this Agreement pursuant to Paragraph 2(a) herein, in which case the provisions of Paragraph 9(a) shall apply.

     10. Arbitration. Any disputes, differences or controversies arising under this Agreement shall be settled and finally determined by arbitration before a panel of three arbitrators in New York, New York, chosen and otherwise acting in accordance with the rules of the American Arbitration Association in force and hereafter adopted. The arbitrators shall be requested to settle such dispute not later than 30 days following their appointment. The arbitrators shall make their award (which shall be binding on the parties) in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. It is understood and agreed, however, that the arbitrators are not authorized or entitled to include as part of any award rendered by them, special, exemplary or punitive damages or amounts in the nature of special, exemplary or punitive damages regardless of the nature or form of the claim or grievance that has been submitted to arbitration. In the event of any arbitration relating to this Agreement, in addition to all other sums either party may be required to pay, the unsuccessful party will be required to pay the reasonable attorneys' fees and other costs of the successful party incurred in connection with such arbitration.

     11. Effect of Prior Agreements. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of any kind elsewhere provided and not expressly provided in this Agreement.

     12. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective heirs, executors, personal representatives, permitted successors and assigns.



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     13. Modification and Waiver.

          (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          (b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     14. Governing Law. This Agreement has been executed and delivered in the State of New Jersey, and its validity, interpretation, performance and enforcement shall be governed by the laws of said state.

     15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the addressee or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      If to Executive:

                      Robert S. Vaters
                      56 Great Oak Drive
                      Short Hills, New Jersey  07078


                      If to the Company:

                      Xpedite Systems, Inc.
                      446 Highway 35
                      Eatontown, New Jersey  07724
                      Attention:  President

or at such other address as either party shall have informed the other in writing in accordance herewith. Notice shall be effective when actually received by the addressed.

     16. Conflicts. To the extent any provision of Section 8 or Section 9 hereof is in conflict with any provision of an option agreement entered into by the Company


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and Executive in connection with the grant to Executive of options under the
1996 Plan, the provisions of such Section 8 or Section 9 shall control and supersede the provisions thereof.




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     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.



                                          XPEDITE SYSTEMS, INC.



                                          By: /s/ Roy B. Andersen, Jr.
                                             -----------------------------------
                                             Name:  Roy B. Andersen, Jr.
                                             Title: President and Chief
                                                    Executive Officer



                                          /s/ Robert S. Vaters
                                          ----------------------------
                                          Robert S. Vaters



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                                    EXHIBIT A


                    Terms of 1996 Contingent Stock Plan Award
                               to Robert S. Vaters


     o Shares will be issued if the Company's stock price for any 90-day period averages more than $30/share before March 31, 1998.

     o Four-year vesting on issued shares; vesting accelerates on death, disability, dismissal without cause or sale of the Company (if Executive is not hired or is fired without cause by acquiror).

     o    Exercise price is $0 (i.e., shares issued for no consideration).

     o In the event of a sale of the Company, at or above $30 per share any time before December 31, 1997, all shares will vest immediately upon closing of the sale.

     o In the event of a sale of the company at a price between $28.00 and $29.99 per share (inclusive), then one-half of the shares shall vest immediately upon closing and the second half of the options will be cancelled upon closing.